Exhibit 99.1

MAXIMUS Signs Definitive Agreement to Acquire Policy Studies Inc. for $67 Million Cash

Acquisition to Strengthen the Company’s Leadership in the Administration of U.S. Health and Human Services Programs

RESTON, Va.--(BUSINESS WIRE)--April 12, 2012--MAXIMUS (NYSE:MMS) announced today that it has signed a definitive agreement to acquire Policy Studies Inc. (PSI), a government health and human services provider. The acquisition is expected to strengthen MAXIMUS’ leadership in the administration of health and human services programs across the United States. The acquisition is expected to close on April 30, 2012 and is subject to certain closing conditions.

For more than 25 years, Denver-based Policy Studies Inc. has supported government clients in the administration of public programs that include public health insurance programs, such as Medicaid and the Children’s Health Insurance Program (CHIP), welfare-to-work services, and child support enforcement. Policy Studies Inc. has approximately 1,300 employees across the United States.

The all-cash transaction is valued at approximately $67 million. Policy Studies Inc. had revenue of approximately $137 million for the year ended December 31, 2011. Excluding acquisition-related and one-time charges, MAXIMUS expects the acquisition to be slightly accretive for the remainder of its fiscal 2012 year and fully accretive in fiscal 2013.

“The acquisition of Policy Studies Inc. strengthens our core health and human services reach within the United States and brings added resources and new customers,” commented Richard Montoni, Chief Executive Officer of MAXIMUS. “MAXIMUS and Policy Studies Inc. have known and respected each other for many years and the high degree of overlap between the operations of MAXIMUS and Policy Studies Inc. make this step a natural fit for both companies. The acquisition brings together extensive experience and knowledge in the domestic health and human services markets, offers the ability to leverage infrastructure and innovation, and focuses business development resources as macro trends continue to increase demand for our core services.”

MAXIMUS will update its financial guidance on May 3, 2012, concurrent with reporting its results for the quarter ended March 31, 2012.

Morgan Stanley & Co. advised Policy Studies Inc. on the transaction.

About MAXIMUS

MAXIMUS is a leading health and human services administrator for governments in the United States, United Kingdom, Canada and Australia. The Company delivers administrative solutions to improve the cost effectiveness, efficiency and quality of government-sponsored benefit programs, such as Medicaid, Medicare, Children's Health Insurance Program (CHIP), Health Insurance BC (British Columbia), as well as welfare-to-work and child support enforcement programs across the globe. The Company's primary customer base includes federal, provincial, state, county and municipal governments. Operating under its founding mission of Helping Government Serve the People®, MAXIMUS has more than 7,000 employees located in more than 220 offices worldwide. For more information, visit www.maximus.com.

About Policy Studies

From consulting engagements through program implementation and operation, Policy Studies works with clients to develop effective, affordable solutions for connecting people to programs — and to transform public policy like child support enforcement and healthcare reform into programs that achieve tangible results. For more information, visit www.policy-studies.com.

CONTACT:
MAXIMUS
Lisa Miles, 703-251-8637
or
Blake Travis, 703-251-8398